Exhibit 23

Consent of Independent Auditors

Board of Directors
First Virginia Banks, Inc.

We consent to the incorporation by reference in the Registration Statement No. 33-30465 on Form S-8 dated June 30, 1997, Post-effective Amendment No. 1 to Registration Statement No. 33-38024 on Form S-8 dated January 10, 1994, Registration Statement No. 33-51587 on Form S-3 dated December 20, 1993, Registration Statement No. 33-54802 on Form S-8 dated November 20, 1992, Registration Statement No. 33-31890 on form S-3 dated November 1, 1989, Post-effective Amendment No. 2 to Registration Statement No. 2-77151 on Form S-8 dated October 30, 1987, Registration Statement No. 33-17358 on Form S-8 dated September 28, 1987, Registration Statement Number 333-53698 on Form S-8 dated January 12, 2001 and Registration Statement No. 333-60346 on Form S-4 dated May 7, 2001 and Post-effective Amendment No. 1 to Registration Statement No. 333-60346 on Form S-8 dated July 30, 2001 of First Virginia Banks, Inc. of our report dated January 15, 2003, except for Note 2, which is as of January 20, 2003, relating to the consolidated balance sheets of First Virginia Banks, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K/A of First Virginia Banks, Inc.

/s/ KPMG LLP

Richmond, Virginia
March 17, 2003